Exhibit 10.6

FOURTH AMENDMENT TO SUPPLY AND OFFTAKE AGREEMENT

THIS FOURTH AMENDMENT TO SUPPLY AND OFFTAKE AGREEMENT (this “Fourth Amendment”) is entered into as of the Fourth Amendment Closing Date (as defined below) by and between Macquarie Energy North America Trading Inc., a Delaware corporation (“Macquarie”), and Montana Renewables, LLC, a Delaware limited liability company (the “Company”).

RECITALS

A.Macquarie and the Company entered into that certain Supply and Offtake Agreement dated November 2, 2022 (as amended by the First Amendment dated December 30, 2022, the Second Amendment dated March 10, 2023, the Third Amendment dated April 19, 2023 and as otherwise amended, restated, supplement or modified from time to time, the “Supply and Offtake Agreement”).
B.Macquarie and the Company have agreed to amend certain provisions of the Supply and Offtake Agreement, and each of Macquarie and the Company is willing to enter into such amendments, as more particularly described herein, subject to the terms and conditions of this Fourth Amendment.
C.Capitalized terms used but not defined in this Fourth Amendment have the meanings set forth therefor in the Supply and Offtake Agreement.

AGREEMENTS AND AMENDMENTS

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned parties hereby agree as follows:

I.Amendments to Supply and Offtake Agreement.
(a)Article 1.1, Definitions, of the Supply and Offtake Agreement is hereby amended by adding the following new definitions in their proper alphabetical order:

“Fourth Amendment” means the Fourth Amendment to Supply and Offtake Agreement, dated as of the Fourth Amendment Closing Date, by and between Macquarie and the Company.

“Fourth Amendment Closing Date” means September 26, 2023.

(b)Section 3.1, Term, of the Supply and Offtake Agreement is hereby amended by replacing the reference to “September 30, 2023” in the second sentence of such section with a reference to “October 5, 2023”.
(c)Termination Date.  Notwithstanding anything to the contrary in the Supply and Offtake Agreement, Macquarie and the Company hereby agree that the “Termination Date” referred to in Section 20.1 of the Supply and Offtake Agreement is and shall be

14189390v6

October 3, 2023 for all purposes under the Supply and Offtake Agreement and the other Transaction Documents.
(d)Agreements Regarding Article 20 of the Supply and Offtake Agreement.
(i)Reference is made to Section 20.2(b) of the Supply and Offtake Agreement, which provides that Macquarie shall apply and set off the Independent Amount against any and all amounts due and owing by the Company to Macquarie with respect to the Estimated Termination Amount.
(ii)Reference is also made to Section 20.2(c) of the Supply and Offtake Agreement, which provides for a period of time after the Termination Date for Macquarie to deliver all necessary Uniform Commercial Code termination statements, release its Liens and to terminate the Lien Documents, as more fully described in such section.
(iii)Notwithstanding the foregoing, Macquarie and the Company hereby agree that Sections 20.2(b) and (c) of the Supply and Offtake Agreement are hereby amended accordingly such that, as of the Termination Date, (x) Macquarie shall, and shall have full authority to, retain the entire amount of the Independent Amount in order to secure payment in full of any and all amounts due and owing after the Termination Date by the Company to Macquarie under the Transaction Documents and (y) Macquarie will deliver all necessary and applicable Uniform Commercial Code termination statements, release all of its Liens and terminate the Lien Documents pursuant to documentation satisfactory to the Company and Macquarie, such terminations and release instruments to be more fully described in a payoff letter entered into as of the Termination Date.
(iv)On the Termination Date, Macquarie and the Company expect to enter into a Step-Out Inventory Sales Agreement (herein, the “Step-Out Agreement”) as contemplated by the Supply and Offtake Agreement, in form and content satisfactory to Macquarie and the Company.  The Step-Out Agreement will address and govern (x) on the Termination Date the sale and conveyance by Macquarie to the Company of Macquarie’s Permitted Feedstock and Renewable Products Inventory held in Included Locations and (y) the settlement of any and all amounts due and owing by one party to the other party after the Termination Date as described therein.  Macquarie and the Company hereby agree that upon payment in full by the Company to Macquarie of all such amounts due and owing by the Company after the Termination Date and resolution of any and all disputes with respect thereto, each in accordance with the terms of the Step-Out Agreement, Macquarie shall, after giving effect to any applications of the Independent Amount to satisfy such amounts, immediately turn over the remaining balance, if any, of the Independent Amount to the Company.
(v)Reference is made to the “Termination Reconciliation Statement” as set forth in Section 20.2(c) of the Supply and Offtake Agreement.  Macquarie and the Company agree that Section 20.2(c) of the Supply and Offtake Agreement is further amended accordingly such that any references to “Termination Reconciliation Statement” and matters relating thereto are to be replaced by and otherwise covered by the “Sales Statement” and the “Hedge Breakage Costs Statement” to be delivered by Macquarie to

14189390v6

the Company as each is defined and to be further described in the Step-Out Agreement to be executed and delivered after the Fourth Amendment Closing Date.
(vi)Upon the execution and delivery of the Step-Out Agreement described in this Fourth Amendment, Macquarie and the Company agree that any reference to “Step-Out Inventory Sales Agreement” in the Supply and Offtake Agreement, as amended hereby, and in any other Transaction Document shall thereinafter be a reference to the Step-Out Agreement as ultimately executed and delivered as provided herein.
(vii)Timing of Payment of Estimated Termination Amount; Event of Default.  Notwithstanding the third to last and the second to last sentences of Section 20.2(b) of the Supply and Offtake Agreement, respectively, the Estimated Termination Amount described in such section shall be due and payable by no later than 5:00 p.m. EST on the Termination Date.  Any failure of the Company to pay, or cause to be paid, in full the Estimated Termination Amount by or before such time, shall be an automatic Event of Default under the Supply and Offtake Agreement, without the benefit of any grace period.  Section 19.1(a) of the Supply and Offtake Agreement is hereby amended accordingly to read as follows:

“(a) (i) The Company fails to pay the Estimated Termination Amount when due, (ii) either Party fails to make any other payment when due under Article 20 within one (1) Business Day after a written demand therefor, or (iii) either Party fails to make payment when due under (x) Article 10 or any Company Bulk Purchase Agreement within one (1) Business Day after a written demand therefor or (y) any other provision hereof or any other Transaction Document within five (5) Business Days; or”

(viii)Conflict.  Further to the foregoing and including any amendments set forth in this Fourth Amendment, to the extent that the Step-Out Agreement to be entered into after the Fourth Amendment Closing Date amends, restates, supplements or otherwise modifies any provisions of the Supply and Offtake Agreement, including Article 20 thereof, Macquarie and the Company hereby agree that solely to the extent of any conflict or inconsistency between the provisions of the Step-Out Agreement and the Supply and Offtake Agreement, including Article 20 thereof, the Step-Out Agreement shall govern and control for all purposes.
II.Representations, Warranties and Covenants.   Each of Macquarie and the Company represents and warrants to each other that (a) it possesses all requisite power and authority to execute, deliver and comply with the terms of this Fourth Amendment, (b) no other consent of any Person is required for this Fourth Amendment to be effective, and (c) the execution and delivery of this Fourth Amendment, and, as applicable, the other agreements referenced herein to which any such Person is a party, does not violate its respective organizational documents.
III.Scope of Amendment; Reaffirmation.

14189390v6

(a)All references hereafter to the Supply and Offtake Agreement shall refer to the Supply and Offtake Agreement as amended by this Fourth Amendment.  Except as modified by this Fourth Amendment and by other amendments to the Transaction Documents, the Transaction Documents are unchanged and continue in full force and effect.  However, in the event of any inconsistency between the terms of the Supply and Offtake Agreement (as amended by this Fourth Amendment) and any other Transaction Document, the terms of the Supply and Offtake Agreement shall control (except as otherwise set forth in Section I(d)(viii) and except with respect to any fees, amounts and payments set forth in the Fees and Adjustments Letter, as amended from time to time, as to which the Fees and Adjustments Letter shall control) and such other Transaction Documents (other than the Fees and Adjustments Letter) shall be deemed to be amended to conform to the terms of the Supply and Offtake Agreement.
(b)Each of Macquarie and the Company hereby reaffirms its obligations under the Transaction Documents to which it is a party and agrees that all Transaction Documents to which it is a party remain in full force and effect and continue to be its legal, valid, and binding obligations enforceable in accordance with their terms (as the same are modified, as applicable, by this Fourth Amendment).
IV.Miscellaneous.
(a)Form.  Each agreement, document, instrument or other writing to be furnished to Macquarie and the Company, as applicable, under any provision of this Fourth Amendment must be in form and substance satisfactory to the parties hereto and their counsel.
(b)Headings.  The headings and captions used in this Fourth Amendment are for convenience only and will not be used to construe the meaning or intent of the terms of this Fourth Amendment, the Supply and Offtake Agreement, or the other Transaction Documents.
(c)Successors and Permitted Assigns.  This Fourth Amendment is binding upon, and inures to the benefit of the parties to this Fourth Amendment and their respective successors and permitted assigns.  Unless otherwise provided in the Transaction Documents, all covenants, agreements, indemnities, representations and warranties made in any of the Transaction Documents survive and continue in effect as long as the Transaction Obligations are outstanding.  Nothing expressed or implied in this Fourth Amendment is intended to create any rights, obligations or benefits under the Supply and Offtake Agreement, as amended hereby, in any person other than the parties thereto and hereto and their respective successors and permitted assigns.
(d)Invalidity.  If any Article, Section or provision of this Fourth Amendment shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from the Supply and Offtake Agreement, as amended hereby, and the remaining portions of the Supply and Offtake Agreement, as amended hereby, shall remain in full force and effect.

14189390v6

(e)Multiple Counterparts.  This Fourth Amendment may be executed in one or more counterparts by the parties hereto and initially delivered by facsimile transmission, pdf or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.
(f)GOVERNING LAW.  THIS FOURTH AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.
(g)No Waiver.  This Fourth Amendment is not intended to operate as a waiver of Macquarie’s rights and remedies and does not constitute or operate as (i) a waiver of (or a consent to) any existing Default or Event of Default, if any, or any other noncompliance with any provision of the Supply and Offtake Agreement, as amended hereby,  or any other Transaction Document, (ii) an agreement to waive any existing or future Default or Event of Default, if any, or any such noncompliance, or (iii) a waiver of Macquarie’s right to insist upon strict compliance with each term, covenant, condition and provision of the Supply and Offtake Agreement, as amended hereby, and the other Transaction Documents.
(h)FINAL AGREEMENT.  THE TERMS OF THIS FOURTH AMENDMENT, THE SUPPLY AND OFFTAKE AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND THERETO WITH RESPECT TO THE MATTERS SET FORTH HEREIN AND THEREIN, AND NO REPRESENTATIONS OR WARRANTIES SHALL BE IMPLIED OR PROVISIONS ADDED IN THE ABSENCE OF A WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN THE PARTIES HERETO OR THERETO.  THIS FOURTH AMENDMENT, THE SUPPLY AND OFFTAKE AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  No promise, representation or inducement has been made by any party hereto or thereto that is not embodied in the Supply and Offtake Agreement, as amended by this Fourth Amendment, or the other Transaction Documents, and no party hereto or thereto shall be bound by or liable for any alleged representation, promise or inducement not so set forth herein or therein.

[Signatures on Following Pages.]

14189390v6

IN WITNESS WHEREOF, this Fourth Amendment is executed effective as of the Fourth Amendment Closing Date.

MACQUARIE ENERGY NORTH AMERICA TRADING INC.

By: /s/ Lew Nash

Name: Lew Nash

Title: Managing Director

By: /s/ Tara Teeter

Name: Tara Teeter

Title: Division Director – CGM Legal

MONTANA RENEWABLES, LLC

By: /s/ Vincent Donargo

Vincent Donargo

Executive Vice President and Chief Financial Officer

Signature Page to Fourth Amendment to Supply and Offtake Agreement